FORM OF

NEW ENGLAND BANCSHARES, INC.
AMENDED AND RESTATED 2008 SEVERANCE PLAN
(As Amended and Restated Effective as of January 1, 2008)

ARTICLE I
ESTABLISHMENT OF THE PLAN

This New England Bancshares, Inc. (“Company”) Amended and Restated 2008 Severance Plan (the “Plan”) amends and restates the Enfield Federal Savings and Loan Association Employee Severance Compensation Plan that was effective June 4, 2002.  The Company has herein restated the Plan with the intention that the Plan shall at all times satisfy Section 409A of the Code (as defined herein) and the regulations thereunder and to make certain changes.  The provisions of the Plan shall be construed to effectuate such intentions.

ARTICLE II
PURPOSE OF THE PLAN

The purpose of this Plan is provide specified benefits to certain employees as provided herein whose employment is terminated in connection with or within twenty-four (24) months following a Change in Control (as defined herein).

ARTICLE III
DEFINITIONS AND CONSTRUCTION

3.1           Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below.

(a)           “Annual Compensation” shall mean all cash compensation paid or accrued by the Employer with respect to the Participant’s service during the 12-consecutive month period ending on the last business day of the month preceding the date the Participant’s employment terminates.

(b)           “Association” shall mean Enfield Federal Savings and Loan Association or a successor to Enfield Federal Savings and Loan Association.

(c)	“Change in Control” shall mean any of the following events:

(i)           Merger:  The Company or Association merges into or consolidates with another corporation, or merges another corporation into the Company or Association, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or Association immediately before the merger or consolidation.

(ii)           Acquisition of Significant Share Ownership:  There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or Association’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company or Association voting shares held in a fiduciary capacity by an entity of which the Company or Association directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(iii)           Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or Association’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or Association’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)           Sale of Assets:  The Company or Association sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the merger of any Subsidiary or Affiliate of the Company into another Subsidiary or Affiliate of the Company constitute a “Change in Control” for purposes of this Plan.

(d)           “Company” shall mean New England Bancshares, Inc., a Maryland corporation or a successor to New England Bancshares, Inc.

(e)           “Disability” shall mean the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him.  Additionally, a medical doctor selected or approved by the Board of Directors must advise the Board that it is either not possible to determine if or when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said employees lifetime.

(f)           “Effective Date” shall mean January 1, 2008.

(g)           “Employer” means the Association or the Company.  Pursuant to Section 7.1 of the Plan, a Subsidiary may adopt the Plan and become a participating employer.  As of the Effective Date, the Company and the Association are the only entities that have adopted the Plan.  In the event the Association merges into a subsidiary of the Company, such subsidiary will automatically become a participating employer.

           (h)           “ERISA” means Employee Retirement Income Security Act of 1974, as amended.

(i)           “Participant” means an employee of an Employer who meets the eligibility requirements of Article IV.

(j)           “Termination for Cause” shall include termination because of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or violation of any final cease-and desist order, or material breach of any provision of the plan.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

(k)           “Leave of Absence” and “LOA” mean (i) the taking of an authorized or approved leave of absence under the provisions of the federal Family and Medical Leave Act (“FMLA”), (ii) any state law providing qualitatively similar benefits as the FMLA, or (iii) a leave of absence authorized under the policies of the Association.  “Leave of Absence” and “LOA” are defined in this paragraph for the exclusive purposes of this Plan.

(l)           “Year of Service” means each consecutive 12 month period, beginning with an employee’s date of hire and running without a termination of employment in which an employee is credited with at least one hour of service in each of the 12 calendar months in such period.  The taking of an LOA shall not eliminate a period of time from being a Year of Service if such period of time otherwise qualifies as such.  Further if a particular 12 month period of time would not otherwise qualify under the Plan as a Year of Service because one hour of service is not credited during each month of such period due to the taking of a LOA, then such period of time shall be deemed to be a Year of Service for all other sections of this Plan.

3.2           Applicable Law

The laws of the State of Connecticut shall be the controlling law in all matters relating to the Plan to the extent not preempted by Federal law.

3.3           Severability

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE IV
ELIGIBILITY

4.1           Participation

All employees of the Employer who have completed at least one (1) Year of Service with the Employer at the time of any termination pursuant to Section 5.2 of this Plan are eligible to participate in the Plan.  Notwithstanding the foregoing, persons who have entered into and continue to be covered by an employment agreement or change in control agreement with the Employer shall not be entitled to participate in this Plan.

4.2           Duration of Participation

A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an employee of an Employer, unless such Participant is entitled to benefits under the Plan.  A Participant entitled to benefits under the Plan shall remain a Participant in this Plan until he has received full payment of his Plan benefits.

ARTICLE V
BENEFITS

5.1           Right to Benefits

A Participant shall be entitled to receive from his respective Employer a severance benefit in the amount provided in Section 5.3 of the Plan if there has been a Change in Control and if, within twenty-four (24) months thereafter, the Participant’s employment by an Employer shall terminate for any reason specified in Section 5.2 of the Plan, whether the termination of employment is voluntary or involuntary.  A Participant shall not be entitled to a benefit if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 5.2 of the Plan, Disability, or as a result of Termination for Cause.

5.2           Reasons for Termination

Following a Change in Control, a Participant shall be entitled to a benefit if employment by an Employer is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

(a)           The Employer reduces the Participant’s base salary or rate of compensation as in effect immediately prior to the Change in Control.

(b)           The Employer materially changes the Participant’s function, duties or responsibilities which would cause the Participant’s position to be one of lesser responsibility, importance or scope with the Employer than immediately prior to the change in control.

(c)           The Employer requires the Participant to change the location of the Participant’s job or office, so that such Participant will be based at a location more than 25 miles from the location of the Participant’s job or office immediately prior to the Change in Control provided that such new location is not closer to the Participant’s home.

(d)           The Employer materially reduces the benefits and perquisites available to the Participant immediately prior to the Change in Control, provided, however, that a material reduction in benefits and perquisites generally provided to all employees of the Employer on a nondiscriminatory basis would not trigger a payment pursuant to this Plan.

(e)           A successor to the Employer fails or refuses to assume the Employer’s obligations under this Plan, as required by Article VIII.

(f)           The Employer or any successor to the Employer breaches any other provisions of this Plan.

(g)           The Employer terminates the employment of a Participant at or after a Change in Control other than for Termination for Cause.

provided, however, that prior to any termination of employment pursuant to Section 5.2(a), (b), (c), (d), (e) or (f) of this Plan, the Employee must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Employee.  If the Employer remedies the condition within such thirty (30) cure period, then the Employee will not be entitled to the benefit hereunder.

5.3           Amount of Benefit

(a)            Each Participant entitled to a benefit under this Plan shall receive from the Employer, a lump sum cash payment equal to two weeks of his Annual Compensation for each Year of Service, provided, however, that such amount shall not exceed twelve weeks of the Participant’s Annual Compensation.

(b)           Notwithstanding the provisions of paragraph (a) above, if a benefit to a Participant who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” the benefit hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment.  The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

(c)           All payments required to be made by the Employer hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

(d)           Participants shall not be required to mitigate damages on the amount of the benefit by seeking other employment or otherwise, nor shall the amount of such benefit be reduced by any compensation earned by a Participant as a result of employment after termination of employment hereunder.

5.4           Time of Payment of Benefit

(a)           The benefit to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in a lump sum cash payment within ten business days following the date of the termination of the Participant’s employment.

If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant’s named beneficiary, if living, otherwise to the personal representative on behalf of or for the benefit of the Participant’s estate.

(b)           Notwithstanding anything in the Plan to the contrary, all payments hereunder are contingent upon the Participant’s termination of employment qualifying as a “Separation from Service,” as defined in Treasury Regulations Section 1.409A-1(h).  Furthermore, to the extent a Participant is a “Specified Employee,” as defined in Treasury Regulations Section 1.409A-1(i), solely to the extent necessary to avoid penalties under Code Section 409A, payments shall be delayed until the first day of the seventh month following such Participant’s Separation from Service.

ARTICLE VI
OTHER RIGHTS AND BENEFITS NOT AFFECTED

6.1           Other Benefits

Neither the provisions of this Plan nor the benefits provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

6.2           Employment Status

This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Employer’s policies regarding termination of employment.

ARTICLE VII
PARTICIPATING EMPLOYERS

7.1           Upon approval by the Board of Directors of the Company, this Plan may be adopted by any “Affiliate” or “Subsidiary” of the Company.  Upon such adoption, the Affiliate or Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Affiliate or Subsidiary.  The term “Affiliate” means any entity that directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.  The term “Subsidiary” means any corporation in which the Association, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.

ARTICLE VIII
SUCCESSOR TO THE ASSOCIATION

8.1           The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

ARTICLE IX
DURATION, AMENDMENT AND TERMINATION

9.1           Duration

If a Change in Control has not occurred, this Plan shall expire ten (10) years from the Effective Date, unless sooner terminated as provided in Section 9.2 of the Plan, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Employer.

Notwithstanding the foregoing, if a Change in Control occurs this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to benefits hereunder shall have received such benefits in full.

9.2           Amendment and Termination

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Employer, unless a Change in Control has previously occurred.  If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

9.3           Form of Amendment

The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Employer, certifying that the amendment or termination has been approved by the Board of Directors.  A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder.  A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

9.4           No Attachment

(a)           Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null, void, and of no effect.

(b)           This Plan shall be binding upon, and inure to the benefit of, Employee and the Employer and their respective successors and assigns.

ARTICLE X
LEGAL FEES AND EXPENSES

10.1           All reasonable legal fees and other expenses paid or incurred by a party hereto pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the prevailing party in any legal judgment, arbitration or settlement.  Such payment or reimbursement shall occur no later than two and one-half (2 ½) months after the dispute is settled or resolved in Employee’s favor.

ARTICLE XI
REQUIRED PROVISIONS

11.1           The Employer may terminate an Employee’s employment at any time, but any termination by the Employer, other than Termination for Cause, shall not prejudice the Employee’s right to compensation or other benefits under this Plan.  Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause as otherwise provided hereunder.

11.2           If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1), the Association’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

11.3           If the Employee is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Association under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

11.4           If the Employer is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1),  all obligations of the Employer under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

11.5           Notwithstanding any other provision of this Plan to the contrary, any payments made to an Employee pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R Part 359.

ARTICLE XII
ADMINISTRATIVE  PROVISIONS

12.1           Plan Administrator.  The administrator of the Plan shall be under the supervision of the Board of Directors of the Employer or a Committee appointed by the Board of Directors of the Employer (the “Board”).  It shall be a principal duty of the Board to see that the Plan is carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them.  The Board will have full power to administer the Plan in all of its details subject, however, to the requirements of ERISA if the Plan is subject to such requirements.  For this purpose, the Board’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:  (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;  (b)  to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;  (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;  (d) to compute the amount of benefits that will be payable to any Participant or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;  (e) to authorize the payment of benefits;  (f) to appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and  (g) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA if applicable.

12.2           Named fiduciary.  The Board will be a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all, if any, of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

12.3           Claims and review procedures.

(a)  Claims procedure.  If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Board.  If any such claim is wholly or partially denied, the Board will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain  (i) specific reasons for the denial,  (ii)  specific reference to pertinent Plan provisions,  (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and  (iv) information as to the steps to be taken if the person wishes to submit a request for review.  Such notification will be given within 90 days after the claim is received by the Board (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)  Review procedure.  Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Board for a review of his denied claim and of pertinent documents and  (ii) submit written issues and comments to the Board.  The Board will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review will be made within 60 days after the request for review is received by the Board (or within 120 days, if special circumstances require an extension of time for processing the requests such as an election by the Board to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period).  If the decision on review is not made within such period, the claim will be considered denied.

12.4           Nondiscriminatory exercise of authority.  Whenever, in the administration of the Plan, any discretionary action by the Board is required, the Board shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

12.5           Indemnification of Board.  The Employer will indemnify and defend to the fullest extent permitted by law any person serving on the Board or as a member of a committee designated as Board (including any person who formerly served as a Board member or as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

12.6           Benefits solely from general assets.  The benefits provided hereunder will be paid solely from the general assets of the Employer.  Nothing herein will be construed to require the Employer or the Board to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment of benefits under the Plan may be made.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company and Association has executed this Plan.

NEW ENGLAND BANCSHARES, INC.

David J. O’Connor
President and Chief Executive Officer

ENFIELD FEDERAL SAVINGS AND
LOAN ASSOCIATION

David J. O’Connor
President and Chief Executive Officer